SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

September 1, 2004

(Date of Report)

August 31, 2004

(Date of Earliest Event Reported)

US Wireless Online, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	333-61424 Commission File Number	82-0505220 (IRS Employer I.D. No.)

500 West Jefferson Street, Suite 2350

Louisville, KY  40202

(Address of Principal Executive Offices)

502-213-3700

(Registrant's Telephone Number)

745 West Main Street, Suite 100

Louisville, Kentucky 40202

 (Former Name or Former Address, if Changed Since Last Report)

Item 5.02(b).

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 31, 2004 Mr. Rick E. Hughes was appointed to the Board of Directors and as President, Chief Executive Officer, Chief Financial Officer and Secretary of US Wireless Online, Inc.  Mr. David Ragland and Mr. James Murphy resigned as directors of the Company to pursue other business interests.  Mr. Daniel Burke, Sr. and Mr. Douglas Keeney remain on the Company’s Board of Directors.

Mr. Hughes began his formal career in finance with Corporate Securities Group in Cincinnati, Ohio in 1991 and has been active in business management and funding since 1987 when he founded a chain of clothing stores and later purchased part of a chain of franchised restaurants.  Since that time he has served as the CEO (1993-1998) and co-founder of Ramsay-Hughes, Inc., a Cincinnati, OH based merchant bank; co-founder of RH York & Company (1994-1999), a regional broker/dealer with offices in Cincinnati, OH, Lexington, KY, Fort Worth, TX and Beverly Hills, CA; co-founder of the Greater Cincinnati Fund (founded in 1995), a registered mutual fund comprised primarily of regional securities now known as the Regional Opportunity Fund; CEO (1999-2002) and co-founder of Sterling Holdings, Inc., a private investment company based in Louisville, KY; Managing Director (2002-2004) and co-founder of Southeast Capital Group, LLC, a private investment group based in Louisville, KY; Managing Member (2004) and co-founder of Nahum Properties, LLC, a real estate development group based in Louisville, KY; among others.  Mr. Hughes possesses over 16 years of experience in business development, corporate finance and venture capital and has participated in the early-stage funding of numerous public and private companies in a wide variety of business sectors ranging from HeaterMeals, Inc. (a manufacturer of electrochemical heaters and packaged food products, www.heatermeals.com) to Lux Capital, LLC (a venture capital firm focused on early-stage investments in nanotechnology and related sectors emerging from leading academic institutions, www.luxcapital.com).

SIGNATURES

In accordance with the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

US WIRELESS ONLINE, INC.

Date: September 1, 2004

By: /s/ Rick E. Hughes

Rick E. Hughes

President, CEO and CFO

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